EXHIBIT 99.1

[NOVA LOGO]

CONTACT:	J.D. McGraw, President
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Matt Kreps
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Reports Third Quarter 2006 Results

Initial Biodiesel Production Facilities Nearing Completion

HOUSTON, TX – September 15, 2006 — Nova Biosource Fuels, Inc. (OTC: NVAO), formerly known as Nova Oil, Inc., today reported financial results for the third quarter ended July 31, 2006, its second since it ceased being a “shell” company on March 31, 2006 and launched its new business as an operational biodiesel energy company.

Revenues for the quarter were primarily earned from contracts with third parties to design and build three, full-scale biodiesel refineries currently in the design and construction phase.

Revenues for the three months ended July 31, 2006 were approximately $7.8 million with a net loss of approximately $10.9 million.  The net loss includes non-cash professional fees of $2.1 million as a result of options and warrants granted to certain key consultants; and non-cash compensation expenses of $6.7 million as a result of options granted to employees pursuant to its equity incentive plan. The company’s cash balance on July 31, 2006 was approximately $27.4 million. During the quarter the company recorded approximately $656,000 of selling, general and administrative expenses.

“We are very proud of the progress we’ve made in our first two quarters of operations,” said Kenneth Hern, Chairman and CEO. “Much of our work to date has been in building relationships and infrastructure. We look forward to commissioning our first biodiesel refinery in Clinton County, Iowa in the near future and to begin construction of our first biodiesel refinery for our own account in Seneca, Illinois for targeted completion in late summer 2007.”

Operational Highlights

The first 10 million gallon per year biodiesel refinery being built in Clinton County, Iowa is nearing completion. This facility is targeted for completion in the coming weeks, although there can be no assurance that the construction and completion will not be delayed.

The second refinery is being built near DeForest, Wisconsin, and the facility will be wholly owned by Anamax Energy Services. Nova’s agreement with Anamax provides for the design and construction of a 20 million gallon per year biodiesel facility on the premises of an Anamax-owned rendering plant. It will include an adjacent tank farm for the storage of finished product. The targeted completion date of this facility is January 2007..

The third refinery is being built for Scott Petroleum Corp. and the agreement provides for the design and construction of a 20 million gallon per year biodiesel refinery located in Greenville, Mississippi. In addition, Nova has reached an agreement in principle with Scott Petroleum to purchase 50 percent of this facility’s production for ten years at approximately the production cost in exchange for initial and deferred payments intended to reimburse Scott Petroleum for the incremental construction costs associated with increasing the capacity from 10 to 20 million gallons per year. The targeted completion date for this facility is anticipated to be in early 2007.

In addition to the completion of the three biodiesel refineries for third parties, Nova’s growth strategy for 2006 and 2007 includes the design, planning and construction of at least three additional biodiesel refineries for its own production and marketing purposes.  In line with this strategy, on July 10, 2006 Biosource America, Nova’s wholly owned subsidiary, placed three purchase orders with Mueller Field Operations, Inc., for the purchase of certain refinery equipment necessary for the construction of the first three, sixty-million gallon per year biodiesel refineries built for its own account.  Each purchase order was in the amount of approximately $5.6 million, for an aggregate purchase price of approximately $16.8 million.  Pursuant to the terms of the purchase orders, Biosource America agreed to make progress payments equal to 25 percent of the aggregate purchase price on August 3, 2006 and October 1, 2006, and monthly progress payments of $750,000 for each purchase order, commencing in November 2006 and continuing through January 2007.  The equipment subject to the purchase orders is scheduled for delivery in early January 2007.

“We continue to execute our business plan effectively focusing on our growth strategy during this, our second quarter of operations as Nova Biosource Fuels,” Hern said. “We raised over $18 million in net proceeds of equity capital from a successful private placement in early July and we are very pleased with the results of our construction business and look forward to continuing to implement our first-year business strategies.”

While Nova’s current business strategy includes the construction of at least three refineries for its own account, Nova may also enter into agreements to construct additional refineries as joint ventures.

The company’s complete quarterly and from inception operating results are available in its quarterly report on Form 10-Q filed with the Securities and Exchange Commission and available at www.sec.gov.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company in the business of synthesizing and distributing renewable fuel products and related co-products. Nova’s initial focus will be to construct and operate two to four biodiesel refineries with production capacity of between 120 to 240 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes the construction of up to seven biodiesel refineries with production capacities ranging from 20 to 60 million gallons per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feed stocks. More information on Nova can be found at www.novabiosource.com.  Nova Energy Holdings, Inc. was the trade name of Nova Oil, Inc. prior to the change of its corporate name to Nova Biosource Fuels, Inc.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Current Report on Form 8-K filed on April 3, 2006 and its Quarterly Report on Form 10-QSB for the quarter ended July 31, 2006, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.